Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Systems Corp. Reports Preliminary Results for First Quarter 2004

CARLSBAD, Calif.– April 5, 2004 – Dot Hill Systems Corp. (NASDAQ:HILL) announced today that it expects to report net revenue for the first quarter of 2004, in the range of $47 to $48 million, and net loss per share in the range of $0.05 to $0.03 on a basic and fully diluted basis. Excluding the impact of a one-time charge of $4.7 million related to in-process research and development and amortization expense of $253,000 related to other intangible assets acquired in connection with Dot Hill’s recent acquisition of Chaparral Network Storage, Inc., pro forma earnings per share for the first quarter are expected to range between $0.05 and $0.07 on a basic and fully diluted basis. Net revenue for the first quarter of the prior year was $30.5 million and net loss attributable to common stockholders was $0.06 per share on a basic and fully diluted basis.

“We were optimistic as we entered the first quarter of this year following the revenue growth we enjoyed over the preceding three quarters of 2003, however we experienced weaker than expected demand toward the end of the first quarter from our largest customers,” said James Lambert, Dot Hill’s president and chief executive officer.

“However, we remain very positive about both our near-term and long-term prospects. Our relationship with our largest OEM customer was recently strengthened by a two-year extension of the existing OEM partner agreement and the expansion of the agreement to include new advanced technology storage products. Last month we announced that our SANnet II Fibre Channel product will be offered by IBM for use with its new eServer BladeCenter T. We are also excited about new customers such as NEC and Bull and we are currently working on new opportunities with other important companies in the storage industry. In all, we feel we are well positioned to take advantage of these opportunities.”

“In light of the first quarter results from our larger customers, we are taking a moderate outlook for the second quarter of 2004,” said Preston Romm, Dot Hill’s chief financial officer. “As such, guidance for the second quarter of 2004 is a range of $57 to $60 million net revenue with earnings per share in the range of $0.09 to $0.11 on a fully diluted basis. Excluding the impact of $722,000 in amortization expense related to other intangible assets resulting from our recent acquisition of Chaparral Network Storage, Inc., pro forma earnings per share for the second quarter are expected to be in the range of $0.10 to $0.12 on a fully diluted basis. We ended the first quarter of 2004 with approximately $120 million in cash, cash equivalents and short-term investments. This represents a value of approximately $2.54 per share.”

Dot Hill will release more detailed first quarter financial results prior to the opening of the market on April 28, 2004. This will be followed by a conference call scheduled to take place on April 28, 2004 at 12:00 p.m. ET. Please join us for a live audio Webcast at http://www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 800-299-6183 (U.S.) or 617-801-9713 (International) at least five minutes prior to the start of the call and enter passcode 23291762. A replay of the Webcast will be available on the Dot Hill Web site following the conference call. For a telephone replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 77357707.

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide. Its products include the SANnet® II family of storage systems. For more information, visit Dot Hill on the Web at www.dothill.com.

Dot Hill, the Dot Hill logo and SANnet are trademarks of Dot Hill Systems Corp. All other trademarks and names are the property of their respective owners.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include: statements regarding Dot Hill’s revenue and earnings/losses per share on a GAAP and pro forma basis for the first and second quarters of 2004; statements regarding Dot Hill’s near-term and long-term future; statements regarding our relationship with our largest OEM customer, IBM’s offering of our SANnet II Fibre Channel product, our relationships with NEC and Bull and our work with new opportunities with other important companies in the storage industry; statements regarding our ability to take advantage of opportunities; and statements regarding our ability to utilize our net operating loss carry forwards. Among the risks that contribute to the uncertain nature of the forward-looking statements include: the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill, the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill, the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all, unforeseen technological, intellectual property or engineering issues; competition for direct sales from Dot Hill’s OEM customers, the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the open systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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